Exhibit 99.1

Longs Reports Preliminary June Retail Drug Store Sales

WALNUT CREEK, CA (July 10, 2008) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales for the 5-week, 9-week and 22-week periods ended July 3, 2008.

	Periods ended July 3, 2008
(Dollars in millions)	Month (5 weeks)	Quarter to Date (9 weeks)	Year to Date (22 weeks)
Total retail drug store sales	$475	$848	$2,068
Increase from comparable prior year period	2.3%	1.4%	2.3%
Same-store sales increase (decrease):
Pharmacy	2.6%	0.3%	0.4%
Front-end	(0.4)%	(0.3)%	0.7%
Total	1.1%	0.0%	0.6%

Longs estimated that preliminary June pharmacy same-store sales were unfavorably impacted by approximately 275 to 300 basis points as a result of recent generic introductions being substituted for higher-priced brand name drugs. In addition, a reduction in cold, flu, and allergy prescriptions, primarily due to the impact of the switch of the prescription allergy medicine Zyrtec to over-the-counter status, had an unfavorable impact of approximately 125 to 150 basis points on pharmacy same-store sales.

Longs estimated that preliminary June pharmacy same-store sales were also favorably impacted by approximately 100 to 125 basis points as a result of the calendar shift in Memorial Day, which fell in the Company’s fiscal month of May this year versus the fiscal month of June last year. The Company also noted that, as a result of a shift in its fiscal calendar, the fiscal month of June this year also included the first three days of July. Since there is typically an increase in the number of prescriptions filled in the first several days of a month, this calendar shift favorably impacted preliminary June pharmacy same-store sales by approximately 150 to 200 basis points.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 518 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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